As filed with the Securities and Exchange Commission on August 31, 2023
Registration No. 333-263229

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263229

Under
The Securities Act of 1933

PARDES BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2696306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2173 Salk Avenue, Suite 250
PMB#052
Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

2021 Stock Option and Incentive Plan (the “2021 Plan”)
2022 Inducement Plan (the “Inducement Plan”)
(Full title of the plan)

Dennis Ryan
Chief Financial Officer and Secretary
Pardes Biosciences, Inc.
2173 Salk Avenue, Suite 250
PMB#052
Carlsbad, CA 92008
(Name and address of agent for service)

(415) 649-8758
(Telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Marell
Austin S. Pollet
Luke Jennings
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-263229) (the “Registration Statement”) filed by Pardes Biosciences, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) on March 2, 2022, registering an aggregate of 17,611,293 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 16,111,293 shares of Common Stock issuable or under the 2021 Plan or upon exercise of outstanding option awards under the 2021 Plan and (ii) 1,500,000 shares of Common Stock issuable under the Inducement Plan.

On August 31, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (the “Merger Agreement”), by and among the Registrant, MediPacific, Inc., a Delaware corporation (“Parent”), and MediPacific Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Larkspur, California, on August 31, 2023.

PARDES BIOSCIENCES, INC.

By:	/s/ Dennis Ryan
Name:	Dennis Ryan
Title:	Chief Financial Officer and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.